FORM 3
                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
of the Investment Company Act of 1940
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
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1.  Name and Address of Reporting Person                 2.   Date of Event     4.   Issuer Name and Ticker or Trading Symbol
                                                              Re-quiring             Multimedia Concepts International, Inc.
European American Capital Corp.                               Statement
                                                              (Month/Day/Year)
                                                               6/6/02
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  (Last)             (First)     (Middle)                3.   IRS or Social     5.   Relationship of        6. If Amendment, Date of
                                                              Security               Reporting Person to       Original
                                                              Number of              Issuer (Check all         (Month/Day/Year)
1385 Broadway, Suite 814                                      Reporting              applicable)
                                                              Person                 Director  X 10% Owner
                                                              (Voluntary)       -----        ----
                                                                                     Officer ____ Other
                                                                                ----- (give       (specify
                                                                                title below)       below)



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New York   New York
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(City)     (State)             (Zip)                      Table I - Non-Derivative Securities Beneficially Owned
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1.   Title of Security                                   2.   Amount of         3.   Ownership         4.   Nature of Indirect
     (Instr. 4)                                               Securities             Form: Direct           Beneficial Ownership
                                                              Beneficially           (D) or Indirect        (Instr. 5)
                                                              Owned                  (I)(Instr.5)
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Common Stock                                                  3,449,808                   D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
                                                                                                                              (Over)
                                            (Print or Type Responses)                                                SEC 1473 (8-92)
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FORM 3 (continued)
        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1.   Title of Derivative Security    2.   Date         3.   Title and Amount of Securities   4.            5.            6.Nature of
     (Instr. 4)                           Exer-cisable      Underlying Derivative Security   Conver-sion   Owner-ship    Indirect
                                          and               (Instr. 4)                       or            Form          Beneficial
                                          Expiration                                         Exercise      of            Ownership
                                          Date                                               Price         Deriv-ative   (Instr. 5)
                                          (Month/Day/Year)                                   of            Security:
                                                                                             Deri-vative   Direct
                                                                                             Security      (D) or
                                                                                                           Indirect
                                                                                                           (I)
                                                                                                           (Instr. 5)
                                      ----------------- -----------------------------------------
                                      Date     Expira                            Amount
                                      Exer-    tion                                or
                                      cisable  Date              Title           Number
                                                                                of Shares
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Explanation of Responses:



** International misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Ilan Arbel         6/28/02
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                         Ilan Arbel         Date


                                                                                                 **Signature of Reporting Person

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient.
      See Instruction 6 for procedure.
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